EXHIBIT 12

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirteen weeks ended

	March 30,	March 31,
	2003	2002

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$153,324	$228,543
Add interest portion of rental expense	14,455	11,615

Available earnings before cumulative effect of a change in accounting principle	$167,779	$240,158

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$205,133	$137,636
Weyerhaeuser Real Estate Company and other related subsidiaries	13,482	13,732

Subtotal	218,615	151,368
Less intercompany interest	63	(507)

Total interest expense incurred	218,678	150,861

Amortization of debt expense	3,262	40,706

Rental expense:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	40,469	32,332
Weyerhaeuser Real Estate Company and other related subsidiaries	2,895	2,514

	43,364	34,846

Interest portion of rental expense	14,455	11,615

Total fixed charges	$236,395	$203,182

Ratio of earnings to fixed charges	0.71 [1]	1.18

1 Fixed charges exceeded available earnings of Weyerhaeuser Company and subsidiaries before the cumulative effect of a change in accounting principle by approximately $69 million for the thirteen weeks ended March 30, 2003.

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	Thirteen weeks ended

	March 30,	March 31,
	2003	2002

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in accounting principle	$138,512	$220,108
Add interest portion of rental expense	13,490	10,777

	152,002	230,885

Deduct undistributed earnings of equity affiliates	(1,508)	(2,767)

Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries:
Deduct pretax earnings	(95,390)	(90,947)
Add back dividends paid to Weyerhaeuser	—	—

Undistributed earnings	(95,390)	(90,947)

Available earnings before cumulative effect of a change in accounting principle	$55,104	$137,171

Fixed charges:
Interest expense incurred	$205,133	$137,636
Amortization of debt expense	3,262	40,706
Interest portion of rental expense	13,490	10,777

Total fixed charges	$221,885	$189,119

Ratio of earnings to fixed charges	0.25 [2]	0.73 [2]

2 Fixed charges exceeded available earnings before the cumulative effect of a change in accounting principle of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries by approximately $167 million for the thirteen weeks ended March 30, 2003, and approximately $52 million for the thirteen weeks ended March 31, 2002.